The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-158833

Subject to completion, dated April 28, 2009

Prospectus supplement
To Prospectus dated April 28, 2009

ITT Corporation

$          % Senior Notes due 2014
$          % Senior Notes due 2019

Interest payable           and

We are offering $          % notes due 2014 (the “2014 notes”) and $          % notes due 2019 (the “2019 notes” and, together with the 2014 notes, the “notes”). We will pay interest on the notes on           and           of each year, commencing on          , 2009. The 2014 notes will mature on          , 2014 and the 2019 notes will mature on          , 2019.

We may redeem some or all of the notes at any time at a redemption price that includes a make-whole premium, as described under the caption “Description of the notes—Optional redemption.” If a change of control triggering event occurs, we will be required to make an offer to repurchase the notes in cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of the notes—Repurchase upon change of control triggering event.”

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness.

Investing in the notes involves risks. You should carefully consider the risk factors beginning on page S-7 of this prospectus supplement and the risk factors included in our annual report on Form 10-K for the fiscal year ended December 31, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriting
			discounts and	Proceeds, before
	Price to public		commissions	expenses

Per 2014 note		%	%	%
Per 2019 note		%	%	%
Total	$		$	$

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear and Clearstream, on or about May   , 2009.
Joint Book-Running Managers

Citi	J.P. Morgan

          , 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement, unless otherwise specified or where it is clear from the context that the term only means issuer, the terms the “Company,” “we,” “us” and “our” refer to ITT Corporation and its consolidated subsidiaries. Our executive offices are located at 1133 Westchester Avenue, White Plains, New York 10604 and our telephone number is (914) 641-2000. We maintain a website at www.itt.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

About this prospectus supplement

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement or the information that is incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where you can find more information” in the accompanying prospectus.

Trademarks and servicemarks in this prospectus supplement and the accompanying prospectus are the property of, or licensed by, us or our subsidiaries.

References herein to “$,” “dollars” and “U.S. dollars” are to United States dollars, and financial data included or incorporated by reference herein have been presented in accordance with accounting principles generally accepted in the United States of America.

S-ii

Forward-looking and cautionary statements

Some of the information included or incorporated by reference in this prospectus supplement contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). These forward-looking statements include statements that describe our business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other terms of similar meaning are intended to identify such forward-looking statements.

Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include:

•	economic, political and social conditions in the countries in which we conduct our businesses;

•	changes in government defense budgets;

•	decline in consumer spending;

•	our ability to borrow or refinance our existing indebtedness and availability of liquidity sufficient to meet our needs;

•	interest and foreign currency exchange rate fluctuations;

•	competition and industry capacity and production rates;

•	ability of third parties, including our commercial partners, financial institutions and insurers, to comply with their commitments to us;

•	availability of adequate labor, commodities, supplies and raw materials;

•	sales and revenues mix and pricing levels;

•	acquisitions or divestitures;

•	our ability to effect restructuring and cost reduction programs and realize savings from such actions;

•	government regulations and compliance therewith;

•	governmental investigations;

•	changes in technology;

•	potential future employee benefit plan contributions and other employment and pension matters;

•	contingencies related to actual or alleged environmental contamination, claims and concerns;

•	intellectual property matters;

S-iii

•	personal injury claims;

•	changes in generally accepted accounting principles; and

•	other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our other filings with the Securities and Exchange Commission.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iv

Summary

The company

ITT Corporation, with sales and revenues of $11.7 billion and $2.6 billion in the fiscal year 2008 and the three months ended March 31, 2009, respectively, is a global multi-industry leader in high-technology engineering and manufacturing engaged directly and through its subsidiaries. We generate revenue and cash through the design, manufacture, and sale of a wide-range of engineered products and the provision of services.

For financial reporting purposes, our three principal business segments are referred to as Defense Electronics & Services, Fluid Technology, and Motion & Flow Control.

Defense electronics & services

Defense Electronics & Services develops, manufactures, and supports high technology electronic systems and components for worldwide defense and commercial markets, and provides communications systems and engineering and applied research.

Defense Electronics & Services consists of two major areas: Systems and Services and Defense Electronics. Systems and Services consists of our Systems and Advanced Engineering & Sciences Divisions. Defense Electronics consists of our Electronic Systems, Communications Systems, Space Systems, Night Vision, and Intelligence & Information Warfare Divisions.

Systems and services

The Systems Division provides systems integration, communications, engineering and technical support solutions ranging from strategic command and control, tactical warning and attack assessment to testing, training and range evaluation. The Systems Division also provides total systems support solutions for combat equipment, tactical information systems and facilities management.

The Advanced Engineering & Sciences Division provides a wide range of research, technologies and engineering support services to government, industrial and commercial customers. In addition, the division provides products and services for information collection, information processing and control, information security, homeland defense, and telecommunications systems. The division will also lead the air traffic control modernization program for the U.S. Federal Aviation Administration.

Defense electronics

The Electronic Systems Division produces a broad range of next generation information, situational awareness and Electronic Warfare systems for mission success and survivability for multiple military aircraft, surface ships, submarines, and ground vehicles.

The Communications Systems Division develops wireless networking systems for tactical military and government systems. The Communications Systems Division is the world’s largest provider of military VHF radios, including the Single Channel Ground and Airborne Radio System and Advanced Tactical Communications Systems.

The Space Systems Division provides innovative remote sensing and navigation solutions to customers in the defense, intelligence, space science, and commercial aerospace communities. The Space Systems Division solutions include intelligence, surveillance and reconnaissance, high-resolution commercial imaging, earth and space science, climate and environmental monitoring, GPS navigation, image and data processing and dissemination, and space control and missile defense.

The Night Vision Division supplies the most advanced night vision equipment available to U.S. and allied military forces. The equipment includes night vision goggles for fixed and rotary-wing aviators, night vision goggles, monoculars and weapon sights for ground forces, and image intensifier tubes required for all of these systems.

The Intelligence & Information Warfare Division designs, develops, manufactures, tests, and deploys hardware and software for the U.S. Government, law enforcement agencies, and commercial use. These products are utilized in numerous applications, including protecting soldiers in the field, detecting illegal activity in prisons and secured facilities, and providing high-technology means of communication.

Defense Electronics & Services sells its products to a wide variety of governmental and non-governmental entities located throughout the world. A substantial portion of the work of Defense Electronics & Services is performed in the United States under prime contracts and subcontracts, some of which by statute are subject to profit limitations and all of which are subject to termination by the U.S. Government. Certain products sold by Defense Electronics & Services have particular commercial application, including night vision devices. The level of activity in Defense Electronics & Services is affected by overall defense budgets, the portion of those budgets devoted to products and services of the type provided by Defense Electronics & Services, our ability to win new contract awards, demand and budget availability for such products and services in areas other than defense, our ability to obtain appropriate export licenses for international sales and business, and other factors.

Fluid technology

Fluid Technology is a leading global provider of water and wastewater treatment systems, pumps and related technologies, and other water and fluid control products with residential, commercial, and industrial applications.

The Fluid Technology business segment provides goods and services to the following markets: Water & Wastewater, Residential & Commercial Water, and Industrial Process.

Water & wastewater

The principal products and services for this market include submersible pump systems for water and wastewater control, and biological filtration and disinfection treatment systems for municipal, industrial and commercial applications.

Residential & commercial water

The principal products and services for this market include pumps, systems, controls and accessories for water wells, pressure boosters, agricultural and irrigation applications, heating, ventilation and air conditioning systems, boiler controls, flood control and fire protection pumps with residential, commercial, light industrial, and agriculture and turf irrigation applications.

Industrial process

The principal products and services for this market include pumps and valves with chemical, paper and pulp, oil refining and gas processing, power, mining, and general industrial applications, and high-purity systems with biopharmaceutical applications. In addition, we offer a wide array of valve and turnkey systems that are at the heart of extremely demanding manufacturing processes. Our products are used in ultra hygiene processes similar to those found in production of biological and pharmaceutical compounds.

As one of the world’s leading producers of fluid handling equipment and related products for treating and recycling wastewater, ITT actively promotes more efficient use and re-use of water and endeavors to raise the level of awareness of the need to preserve and protect the earth’s water resources. ITT strives to provide its global customer base with the systems and solutions they need to meet ever increasing demands on life cycle cost control and operating efficiencies.

Our strategy to expand across the value chain to provide better service for our customers is moving us from a product supplier to a solution provider. Through ITT’s overarching strategic Value Based Product Development program, we now have in place a company-wide system for rapid development of new offerings and technologies to augment our current offering of systems and solutions. This strategy has guided us in our acquisitions and business development efforts. For example, today ITT can extend its core offering of submersible pumps and mixers with systems to control plant operation, technologies that analyze the waste stream, and products and systems to treat water through biological, treatment, filtration, oxidation and disinfection processes.

In the industrial markets, our pump systems are now equipped with intelligent control technologies. Customers engaging in our “total systems approach” generally experience dramatically lower energy consumption, and reduced maintenance and operating costs.

Fluid Technology has a global network of authorized service centers for aftermarket customer care. Our aftermarket service capabilities include the repair and service of all brands of pumps and rotating equipment, engineering upgrades, as well as preventative and routine maintenance and service.

The level of activity in Fluid Technology is dependent upon economic conditions in the markets served, weather conditions and, in the case of municipal markets, the ability of municipalities to fund projects for our products and services, and other factors.

Motion & flow control

Motion & Flow Control comprises a group of businesses providing products and services for the areas of defense, aerospace, industrial, transportation, computer, telecom and RV/marine. The Motion & Flow Control businesses primarily serve the high-end of their markets, with highly engineered products, high brand recognition, and a focus on new product development and operational excellence. Revenue opportunities are balanced between original equipment manufacturing and after-market customers. In addition to its traditional markets of the U.S. and Western Europe, opportunities in emerging markets such as Asia are increasing.

Certain Motion & Flow Control businesses were combined during 2008 and 2009 to improve our strategic alignment with end-markets and to better leverage our production capabilities and cost structures, including the consolidation of our Controls, Aerospace Controls and Energy Absorption businesses into a business referred to as Control Technologies, and the combination of our Koni® shocks business with our Friction Technologies businesses (now collectively referred to as the Motion Technologies business). The Motion & Flow Control business segment now consists of Interconnect Solutions, Motion Technologies, Flow Control and Control Technologies businesses.

Interconnect solutions

Interconnect Solutions designs and manufactures connectors, interconnects, cable assemblies, multi-function grips, input/output card kits and smart card systems.

Motion technologies

Motion Technologies designs and manufactures leading brands serving global automotive and railway customers.

Flow control

Flow Control is the world’s leading producer of pumps and related products for the marine and leisure market.

Control technologies

Control Technologies is a worldwide supplier of valves, actuators, pumps and switches for the commercial, military and general aviation markets. In addition, this business designs and manufactures a wide range of standard and custom energy absorption and vibration isolation solutions serving the industrial, oil and gas, rail, aviation and defense markets.

The level of activity for Motion & Flow Control is affected by overall economic conditions in the markets served, the competitive position with respect to price, quality, technical expertise, and customer service, as well as weather conditions and natural disasters.

Our principal executive offices are located at 1133 Westchester Avenue, White Plains, New York 10604 and our telephone number is (914) 641-2000. We maintain a website at www.itt.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the notes, please refer to the section entitled “Description of the notes” in this prospectus supplement and the section entitled “Description of debt securities” in the accompanying prospectus.

Issuer	ITT Corporation

Securities Offered	$ aggregate principal amount of 2014 notes maturing , 2014 and $ aggregate principal amount of 2019 notes maturing , 2019.

Interest Rate	The 2014 notes will bear interest from , 2009 at the rate of % per annum and the 2019 notes will bear interest from , 2009 at the rate of % per annum.

Interest Payment Dates	and of each year, beginning on , 2009.

Ratings*	Moody’s:

Standard & Poor’s:

Fitch:

Ranking	The notes will be our senior unsecured obligations and rank equally with all of our existing and future unsecured senior indebtedness.

Further Issuances	The indenture does not limit the amount of notes which we may issue. We may issue additional notes up to an aggregate principal amount as our board of directors may authorize from time to time.

Covenants	We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

• incur debt secured by liens; and
• engage in sale and lease-back transactions.

Optional redemption	We may redeem the notes in whole or in part at any time or from time to time at 100% of their principal amount plus a make-whole premium. See “Description of the notes—Optional redemption.”

Repurchase upon a change of control	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of the notes—Repurchase upon change of control triggering event.”

Use of Proceeds	The net proceeds to us from this offering are estimated to be approximately $ , after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of outstanding short term indebtedness. The short term indebtedness that we intend to repay with the net proceeds of this offering currently bears interest at a weighted average interest rate of approximately 2.0% per annum.

Listing	The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

Clearance and Settlement	The notes will be cleared through The Depository Trust Company, Clearstream and Euroclear.

Governing Law	The notes will be governed by the laws of the State of New York.

Risk Factors	Investing in the notes involves risk. See “Risk factors” on page S-7 of this prospectus supplement, in the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein for a discussion of the factors you should consider carefully before deciding to invest in the notes.

Trustee	Union Bank, National Association

*	Ratings are not a recommendation to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and, therefore, a prospective purchaser should check the current ratings before purchasing the notes.

Risk factors

An investment in the notes may involve various risks.  Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 under the heading “Risk Factors” and other filings we may make from time to time with the SEC.

The notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness but below any secured indebtedness and effectively below the debt and other liabilities of our subsidiaries. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market making at any time without notice.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The terms of our existing credit facilities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the notes in certain circumstances. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the terms of the notes could result in a default under the notes, which could have material adverse consequences for us and the holders of the notes. See “Description of the notes—Repurchase upon change of control triggering event.”

Use of proceeds

The net proceeds to us from this offering are estimated to be approximately $          , after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of outstanding short term indebtedness. The short term indebtedness that we intend to repay with the net proceeds of this offering currently bears interest at a weighted average interest rate of approximately 2.0% per annum.

Capitalization

The following table sets forth our capitalization on a consolidated basis as of March 31, 2009. We have presented our capitalization:

•	on an actual basis; and
•	on an as adjusted basis to reflect the issuance of notes offered hereby.

You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, that we have incorporated by reference in this prospectus supplement, and our selected historical financial data included in this prospectus supplement.

	At March 31, 2009
$ in millions, except per share amounts	Actual	As adjusted

Short-term debt and current maturities of long-term debt	$1,510.9	$
Long-term debt	466.5

Total debt	$1,977.4	$
Shareholders’ Equity
Common stock:
Authorized—500.0 million shares, $1 par value per share, outstanding—182.0 million shares(1)	180.9
Retained earnings	4,358.7
Accumulated other comprehensive loss:
Pension and other benefits	(1,524.2)
Cumulative translation adjustments	138.3
Unrealized gain on investment securities	0.6

Total accumulated other comprehensive loss	(1,385.3)

Total shareholders’ equity	3,154.3

Total capitalization	$5,131.7	$

(1)	Shares outstanding include unvested restricted common stock of 1.1 million.

Selected historical financial data

The following table presents our selected historical financial data which have been derived from and should be read together with, and are qualified in their entirety by reference to, our financial statements and the accompanying notes to those statements and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and on our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 which we have incorporated by reference in this prospectus supplement. The selected historical financial data for the three months ended March 31, 2009 include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations for this period.

	Three months ended
$ in millions, except per share	March 31,		Fiscal year
amounts	2009	2008	2008	2007	2006	2005	2004

Results and Position
Sales and revenues	$2,557.1	$2,806.4	$11,694.8	$9,003.3	$7,807.9	$7,040.8	$5,965.5
Operating income	221.5	284.1	1,210.1	977.2	801.0	725.5	587.8
Income from continuing operations(1)	186.5	170.9	775.2	633.0	499.7	528.8	408.2
Net income(1)(2)	184.1	171.9	794.7	742.1	581.1	359.5	432.3
Capital expenditures	47.7	33.9	248.7	239.3	177.1	164.4	126.1
Depreciation and amortization	66.2	71.2	278.3	185.4	171.6	174.4	153.0
Total assets	10,297.8	10,795.3	10,480.2	11,552.7	7,400.6	7,071.9	7,291.3
Long-term debt	466.5	482.5	467.9	483.0	500.4	516.0	542.3
Total debt	1,977.4	2,472.8	2,146.9	3,566.0	1,097.4	1,266.9	1,269.7
Cash dividends declared per common share	0.2125	0.175	0.70	0.56	0.44	0.36	0.34
Earnings Per Share(1)(3)
Income from continuing operations
Basic	$1.02	$0.94	$4.26	$3.49	$2.70	$2.86	$2.21
Diluted	$1.02	$0.93	$4.21	$3.43	$2.66	$2.80	$2.16
Net income(2)
Basic	$1.01	$0.95	$4.37	$4.09	$3.14	$1.95	$2.34
Diluted	$1.01	$0.93	$4.32	$4.02	$3.09	$1.91	$2.29

(1)	Includes certain significant tax benefits and related interest that may affect the comparability of the information presented. These items are as follows:

• $54.1 million, or $0.30 per diluted share for the three months ended March 31, 2009;

• $3.1 million, or $0.02 per diluted share for the three months ended March 31, 2008;

• $34.1 million, or $0.18 per diluted share for the year ended December 31, 2008;

• $27.7 million, or $0.15 per diluted share for the year ended December 31, 2007;

• $83.0 million, or $0.44 per diluted share for the year ended December 31, 2005; and

• $18.8 million, or $0.10 per diluted share for the year ended December 31, 2004.

Also includes $14.4 million, or $0.08 per diluted share, for the year ended December 31, 2004, relating to a loss on the sale of assets.

(2)	Includes certain items related to discontinued operations that may affect the comparability of the information presented. These items are as follows:

• $5.4 million, $84.4 million and $41.2 million, or $0.03, $0.46 and $0.22 per diluted share, gain on the sale of businesses for the years ended December 31, 2008, 2007 and 2006, respectively.

• $205.6 million, or $1.09 per diluted share, charge for the impairment of goodwill for the year ended December 31, 2005

(3)	In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. For comparability purposes, prior periods have been adjusted to reflect the impact of adoption of this statement.

Description of the notes

General

The 2014 notes will initially be limited to $          aggregate principal amount and the 2019 notes will initially be limited to $           aggregate principal amount. The notes are to be issued under an indenture dated          , 2009, between us and Union Bank, N.A., as trustee. The indenture is more fully described in the accompanying prospectus.

The notes will bear interest from          , 2009, payable semi-annually on each           and          , beginning on          , 2009, to the persons in whose names the notes are registered at the close of business on each           and          , as the case may be (whether or not a business day), immediately preceding such           and          . The 2014 notes will mature on          , 2014 and the 2019 notes will mature on          , 2019. The notes are not subject to any sinking fund.

We may, without the consent of the existing holders of the notes, issue additional notes having the same terms so that in either case the existing notes and the new notes form a single series under the indenture.

The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem some or all of the notes at any time and from time to time at the redemption price described under “—Optional redemption.”

Defeasance

The notes will be subject to defeasance and discharge and to defeasance of certain covenants as set forth in the indenture, see “Description of debt securities—Satisfaction, discharge and covenant defeasance” in the accompanying prospectus.

Optional redemption

The notes will be redeemable as a whole or in part, at our option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus           basis points, plus in each case accrued and unpaid interest to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us and reasonably acceptable to the trustee.

“Reference Treasury Dealer” means each of any four primary U.S. Government securities dealers in the United States of America selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If fewer than all the notes are to be redeemed, the particular notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate. If any note is to be redeemed only in part, the notice of redemption that relates to such note shall state the principal amount thereof to be redeemed. A new note in principal amount equal to and in exchange for the unredeemed portion of the principal of the note surrendered will be issued in the name of the holder of the note upon surrender of the original note.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Repurchase upon change of control triggering event

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to promptly mail, to each holder who properly tendered notes, the purchase price for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

To the extent that we are required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries, taken as a whole, to another person or group may be uncertain. In such case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to one or more persons, other than to us or one of our subsidiaries; (2) the first day on which a majority of the members of our board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock; (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to our liquidation or dissolution (other than our liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the then outstanding voting stock, measured by voting power, of such holding company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the 60-day period (the “Trigger Period”) commencing upon the earlier of (1) the first public announcement of the Change of Control or our intention to effect a Change of Control and (2) the consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies. Unless at least one Rating Agency is providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the Issue Date; or (2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of the Rating Agencies ceases to provide rating services to issuers or investors, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by us (as certified by our chief executive officer or chief financial officer) as a replacement for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Consolidation, merger or sale of assets

The provisions of the indenture described under “Description of debt securities—Consolidation, merger or sale of assets” in the accompanying prospectus will apply to the notes.

Certain covenants

Certain covenants in the indenture limit our ability and the ability of our restricted subsidiaries to:

•	incur debt secured by liens; and

•	engage in sale and lease-back transactions.

For a description of these covenants, see “Description of debt securities—Certain covenants” in the accompanying prospectus.

Book-entry system

The notes will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Participant customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. See “Forms of securities” in the accompanying prospectus.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable (including DTC, Clearstream and Euroclear), but the Company takes no responsibility for the accuracy thereof.

Neither the Company, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

For other terms of the notes, see “Description of debt securities” in the accompanying prospectus.

Certain United States federal income and
estate tax consequences to non-U.S. holders

The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a non-U.S. holder who acquired our notes upon original issuance at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of notes are sold for money.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” or a partnership or other pass-through entity for United States federal income tax purposes). A change in law may alter significantly the tax considerations that we describe in this summary.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States federal withholding tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related directly or indirectly to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States federal income tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or any gain that you realize on the sale, exchange, redemption, retirement or other disposition of a note.

United States federal income tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States federal withholding tax” are satisfied) generally in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States federal estate tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for the exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States federal withholding tax” without regard to the certification requirement described in the fifth bullet point of that section.

Information reporting and backup withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the certification described above in the fifth bullet point under “—United States federal withholding tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or exchange (including retirement or redemption) of our notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are not a United States person (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code) or you otherwise establish an exemption.

Backup withholding is not a tax, and any amounts withheld will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2009, we have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives, the principal amount of notes listed opposite their names below:

	Principal amount	Principal amount of
Underwriter	of 2014 notes	2019 notes

Citigroup Global Markets Inc.	$	$
J.P. Morgan Securities Inc.

Total	$	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the representative of the underwriters that the underwriters propose initially to offer the notes to the public for cash at the public offering prices set forth on the cover of this prospectus supplement, and to certain dealers at such prices less concessions not in excess of     % of the principal amount of the 2014 notes and     % of the principal amount of the 2019 notes. The underwriters may allow, and such dealers may re-allow, a concession not in excess of     % of the principal amount of the 2014 notes and     % of the principal amount of the 2019 notes on sales to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may be changed.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $     . We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Legal matters

The validity of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and for any underwriters, agents or dealers by Davis Polk & Wardwell, New York, New York.

Experts

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ITT Corporation

Common Stock
Preferred Stock
Debt Securities
Warrants to Purchase Debt Securities
Units

ITT Corporation may offer from time to time common stock, preferred stock, debt securities, warrants to purchase debt securities or units. We will provide the specific terms of the securities in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and in any accompanying prospectus supplement, carefully before you invest.

Investing in these securities involves risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent annual report on Form 10-K (as it may be updated in our most recent quarterly report on Form 10-Q) filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2009

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should only assume that the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement or any related free writing prospectus is accurate as of the respective date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, sell common stock, preferred stock, debt securities, warrants to purchase debt securities and units under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together, they provide the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

Except as otherwise identified, references in this prospectus to the “Company,” “we,” “us” and “our” refer to ITT Corporation and its subsidiaries.

Trademarks and servicemarks in this prospectus and in any accompanying prospectus supplement are the property of, or licensed by, us or our subsidiaries.

References herein to “$,” “dollars” and “U.S. dollars” are to United States dollars, and financial data included or incorporated by reference herein have been presented in accordance with accounting principles generally accepted in the United States of America.

WHERE YOU CAN FIND MORE INFORMATION

Pursuant to the requirements of the Exchange Act of 1934, as amended, or the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.itt.com (as noted below, the information contained in, or that can be accessed through, our website is not a part of this prospectus or part of any prospectus supplement). You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

You may also obtain copies of this information at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that we previously filed with the SEC (other than information in such documents that is deemed not to be filed), all of which are filed under SEC File No. 001-05672:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on February 13, 2009 and March 9, 2009;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2009; and

•	The description of our common stock on Form 8-A/A filed with the SEC on April 28, 2009.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of the registration statement and prior to the termination of the offering, all of which will be filed under SEC File No. 001-05672. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:

ITT Corporation
1133 Westchester Avenue
White Plains, New York 10604
Attention: Secretary
Telephone: (914) 641-2000

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information included or incorporated by reference in this prospectus and the applicable prospectus supplement contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (“the Act”). These forward-looking statements include statements that describe our business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other terms of similar meaning are intended to identify such forward-looking statements.

Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include:

•	economic, political and social conditions in the countries in which we conduct our businesses;

•	changes in government defense budgets;

•	decline in consumer spending;

•	our ability to borrow or refinance our existing indebtedness and availability of liquidity sufficient to meet our needs;

•	interest and foreign currency exchange rate fluctuations;

•	competition and industry capacity and production rates;

•	ability of third parties, including our commercial partners, financial institutions and insurers, to comply with their commitments to us;

•	availability of adequate labor, commodities, supplies and raw materials;

•	sales and revenues mix and pricing levels;

•	acquisitions or divestitures;

•	our ability to effect restructuring and cost reduction programs and realize savings from such actions;

•	government regulations and compliance therewith;

•	governmental investigations;

•	changes in technology;

•	potential future employee benefit plan contributions and other employment and pension matters;

•	contingencies related to actual or alleged environmental contamination, claims and concerns;

•	intellectual property matters;

•	personal injury claims;

•	changes in generally accepted accounting principles; and

•	other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our other filings with the Securities and Exchange Commission.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

v

THE COMPANY

ITT Corporation is a global multi-industry leader in high-technology engineering and manufacturing engaged directly and through its subsidiaries. We generate revenue and cash through the design, manufacture, and sale of a wide-range of engineered products and the provision of services.

Our principal executive offices are located at 1133 Westchester Avenue, White Plains, New York 10604, our telephone number is (914) 641-2000 and our website is www.itt.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement, including the risk factors incorporated by reference, as well as any risk factors we may describe in any subsequent periodic reports or information we file with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially and adversely affected by any of these risks.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

Earnings available for fixed charges consist of earnings from continuing operations before income taxes, minority interest and cumulative effect of accounting change(s) and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges consist of interest expense, amortization of debt discount and expenses and capitalized interest, plus that portion of rental expense estimated to be the equivalent of interest.

	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	4.22	3.83	4.88	5.09	5.36	5.49	6.29

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of our capital stock. This description is not complete, and we qualify this description by referring to our restated articles of incorporation and our amended by-laws, both of which we incorporate by reference in this prospectus, and to the laws of the state of Indiana.

Our restated articles of incorporation authorize us to issue 500,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, without par value.

Common Stock

Dividend Rights.  Under our restated articles of incorporation, holders of our common stock are entitled to receive any dividends our board of directors may declare on the common stock, subject to the prior rights of the preferred stock. The board of directors may declare dividends from funds legally available for this purpose.

Voting Rights.  Our common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by shareholders. Our restated articles of incorporation do not provide for cumulative voting. This could prevent directors from being elected by a relatively small group of shareholders.

Liquidation Rights.  After provision for payment of creditors and after payment of any liquidation preferences to holders of the preferred stock, if we liquidate, dissolve or are wound up, whether this is voluntary or not, the holders of our common stock will be entitled to receive on a pro rata basis all assets remaining.

Other Rights.  Our common stock is not liable to further calls or assessment. The holders of our common stock are not currently entitled to subscribe for or purchase additional shares of our capital stock. Our common stock is not subject to redemption and does not have any conversion or sinking fund provisions.

Preferred Stock

Our board of directors has the authority, without further action by shareholders, to issue up to 50,000,000 shares of preferred stock in one or more series. The holders of our preferred stock do not have the right to vote, except as our board of directors establishes, or as provided in our restated articles of incorporation or as determined by state law.

The board of directors has the authority to determine the terms of each series of preferred stock, within the limits of our restated articles of incorporation, our amended by-laws and the laws of the state of Indiana. These terms include the number of shares in a series, the consideration, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights, if any.

Effects on Our Common Stock if We Issue Preferred Stock

If we issue preferred stock, it may negatively affect the holders of our common stock. These possible negative effects include the following:

•	diluting the voting power of shares of our common stock;

•	affecting the market price of our common stock;

•	delaying or preventing a change in control of ITT Corporation;

•	making removal of our present management more difficult; or

•	restricting dividends and other distributions on our common stock.

Provisions of Our Restated Articles of Incorporation and Amended By-Laws That Could Delay or Prevent a Change in Control

Certain provisions of our restated articles of incorporation and amended by-laws may delay or make more difficult unsolicited acquisitions or changes of control of the Company. We believe that such provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of the Company and our shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although a majority of our shareholders might consider such proposals, if made, desirable. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. These provisions include:

•	the availability of capital stock for issuance from time to time at the discretion of our board of directors;

•	the ability of our board of directors to increase the size of the board and to appoint directors to fill newly-created directorships;

•	prohibitions against shareholders calling a special meeting of shareholders; and

•	requirements for advance notice for raising business or making nominations at shareholders’ meetings.

Authorized But Unissued Capital Stock

The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without shareholder approval. Indiana law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply to us so long as our common stock remains listed on the New York Stock Exchange, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. We may issue these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

Our board may be able to issue shares of unissued and unreserved common or preferred stock to persons friendly to current management. This issuance may render more difficult or discourage an attempt to obtain control of ITT Corporation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. This could possibly deprive our shareholders of opportunities to sell their shares of our stock at prices higher than prevailing market prices. Our board could also use these shares to dilute the ownership of persons seeking to obtain control of the Company.

Number of Directors; Filling of Vacancies

Our amended by-laws provide that the board of directors will have at least 3 and at most 25 directors. The size of the board may be changed by a majority vote of the board of directors. A majority of the board determines the exact number of directors at any given time. The board fills any new directorships it creates and any vacancies, subject to the requirement provided in the amended by-laws that the majority of directors holding office immediately after such election be independent directors, as defined in the amended by-laws. Accordingly, our board may be able to prevent any shareholder from obtaining majority representation on the board by increasing the size of the board and filling the newly-created directorships with its own nominees.

Special Meetings

Our restated articles of incorporation and amended by-laws provide that only the chairman of the board or a majority of our board may call a special meeting of shareholders. This provision may delay or prevent a shareholder from removing a director from the board or from gaining control of the board.

Advance Notice Provisions

Our amended by-laws require that for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give written notice, in proper form, to the Secretary of ITT Corporation not less than 120 days prior to the date corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting.

Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary of ITT Corporation prior to a meeting at which directors are to be elected will be eligible for election as directors of ITT Corporation. The notice of any nomination for election as a director must set forth:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the shareholder;

•	such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by our board;

•	the consent of each nominee to serve as a director if so elected; and

•	if the shareholder intends to solicit proxies in support of such shareholder’s nominee(s), a representation to that effect.

The notice to bring any other matter a shareholder proposes to bring before an annual meeting must also set forth:

•	a brief description of the proposal and the reasons therefor;

•	if the proposal involves an amendment to our restated articles of incorporation or amended by-laws, the language of the amendment;

•	any material interest of the shareholder in the proposal; and

•	if the shareholder intends to solicit proxies with respect to the proposal, a representation to that effect.

Our amended by-laws limit the business that may be conducted at a special meeting to the purposes stated in the notice of the meeting.

The advance notice provisions may delay a person from bringing matters before a shareholder meeting. The provisions may provide enough time for us to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon, if we find it desirable.

Certain Provisions of the Indiana Business Corporation Law

As an Indiana corporation, we are governed by the Indiana Business Corporation Law, or the IBCL. Under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisitions or changes of control of the Company. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.

Control Share Acquisitions.  Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Section 23-1-44 of the IBCL.

Under the IBCL, “control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

“Control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. “Issuing public corporation” means a corporation which is organized in Indiana and has (i) 100 or more shareholders, (ii) its principal place of business, its principal office or substantial assets within Indiana and (iii) (A) more than 10% of its shareholders resident in Indiana, (B) more than 10% of its shares owned by Indiana residents or (C) 10,000 shareholders resident in Indiana.

The above provisions do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a board adopted by-law, provide that they do not apply. Our articles or incorporation and bylaws do not currently exclude us from the restrictions imposed by the above provisions.

Certain Business Combinations.  Sections 23-1-43-1 to 23-1-43-24 of the IBCL restrict the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shares or the offer meets specified fair price criteria. For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterest shares. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our articles of incorporation do not exclude us from the restrictions imposed by the above provisions.

Directors’ Duties and Liability.  Under Section 23-1-35-1 of the IBCL, directors are required to discharge their duties:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the directors reasonably believe to be in the best interests of the corporation.

However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness.

The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

Section 23-1-35-1 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in it discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Section 23-1-35-1 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and Union Bank, N.A., as trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture does not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the inapplicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any material United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of the Company.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all “senior indebtedness” of the Company. The indenture defines “senior indebtedness” as obligations or indebtedness of, or guaranteed or assumed by, the Company for borrowed money whether or not represented by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the indenture, section 13.01.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern the Company or a substantial part of its property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 5.02 of the indenture. This declaration must not have been rescinded and annulled as provided in the indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Events of Default

The indenture provides that, unless otherwise provided in a particular series of debt securities, the term “Event of Default” means:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the debt securities when due;

(3) default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(5) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Company has occurred; or

(6) any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (5) with respect to the Company) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (5) with respect to the Company occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, and except in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the Trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a succession to the Trustee;

•	cure ambiguities, defects or inconsistencies or make any other change that does not adversely affect in any material respect the interests of any holder;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series; or

•	maintain the qualification of the indenture under the Trust Indenture Act.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	alter or waive the redemption provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities; or

•	adversely affect the ranking of the debt securities of any series.

Certain Covenants

Limitation on Liens

The indenture provides that with respect to senior debt securities, unless otherwise provided in a particular series of senior debt securities, we will not, and will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or that first-mentioned restricted subsidiary secures or we cause such restricted subsidiary to secure the senior debt securities (and any of its or such restricted subsidiary’s other debt, at its option or such restricted subsidiary’s option, as the case may be, not subordinate to the senior debt securities), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.

These restrictions will not, however, apply to debt secured by:

(1) any liens existing prior to the issuance of such senior debt securities;

(2) any lien on property of or shares of stock of (or other interests in) or debt of any entity existing at the time such entity becomes a restricted subsidiary;

(3) any liens on property, shares of stock of (or other interests in) or debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or the costs of construction or improvement of such property or (c) to secure any debt incurred prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 180 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such property or shares (or other interests) or the costs of construction thereon;

(4) any liens in favor of us or any of our restricted subsidiaries;

(5) any liens in favor of, or required by contracts with, governmental entities; or

(6) any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (5).

Notwithstanding the foregoing, we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto and together with the value of attributable debt outstanding pursuant to the second paragraph of the “— Limitation on Sale and Lease-Back Transactions” covenant below, the aggregate amount of such debt does not exceed 15% of our consolidated net tangible assets.

The indenture does not restrict the transfer by us of a principal property to any of our unrestricted subsidiaries or our ability to change the designation of a subsidiary owning principal property from a restricted subsidiary to an unrestricted subsidiary and, if we were to do so, any such unrestricted subsidiary would not be restricted from incurring secured debt nor would we be required, upon such incurrence, to secure the debt securities equally and ratably with such secured debt.

Limitation on Sale and Lease-Back Transactions

We will not enter into any sale and lease-back transaction with respect to any principal property, other than any such sale and lease-back transaction involving a lease for a term of not more than three years or any such sale and lease-back transaction between us and one of our restricted subsidiaries or between our restricted subsidiaries, unless: (a) we or such restricted subsidiary would be entitled to incur debt secured by a lien on the principal property involved in such sale and lease-back transaction at least equal in amount to the attributable debt with respect to such sale and lease-back transaction, without equally and ratably securing the debt securities, pursuant to the covenant described above under the caption “— Limitation on Liens”; or (b) the proceeds of such sale and lease-back transaction are at least equal to the fair market value of the affected principal property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such sale and lease-back transaction within 180 days of such sale and lease-back transaction to any (or a combination) of (i) the prepayment or retirement of the debt securities, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other debt of us or of one of our restricted subsidiaries (other than debt that is subordinated to the debt securities or debt owed to us or one of our restricted subsidiaries) that matures more than 12 months after its creation or matures less than 12 months after its creation but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond 12 months from its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the restrictions in the preceding paragraph, we will be permitted to enter into sale and lease-back transactions otherwise prohibited by this covenant, the attributable debt with respect to which, together with all debt outstanding pursuant to the third paragraph of the “— Limitation on Liens” covenant above, without duplication, do not exceed 15% of consolidated net tangible assets measured at the closing date of the sale and lease-back transaction.

Definitions.  The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

“attributable debt” with regard to a sale and lease-back transaction with respect to any principal property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“consolidated net tangible assets” means the total amount of our assets and our restricted subsidiaries’ assets minus:

•	all applicable depreciation, amortization and other valuation reserves;

•	all current liabilities of ours and our restricted subsidiaries (excluding any intercompany liabilities); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on our and our restricted subsidiaries’ latest consolidated balance sheets prepared in accordance with U.S. GAAP.

“debt” means any indebtedness for borrowed money.

“principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our restricted subsidiaries which has a gross book value in excess of 2% of our consolidated net tangible assets other than a plant, warehouse, office building, or portion thereof which, in the opinion of the Company’s Board of Directors, is not of material importance to the business conducted by the Company and its Restricted Subsidiaries as an entirety.

“restricted subsidiary” means, at any time, any subsidiary which at the time is not an unrestricted subsidiary of ours.

“subsidiary” means any entity, at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by us or by one or more of our subsidiaries, or both.

“unrestricted subsidiary” means any subsidiary of ours (not at the time designated as our restricted subsidiary) (1) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (2) substantially all the assets of which consist of the capital stock of one or more subsidiaries engaged in the operations referred to in the preceding clause (1), or (3) designated as an unrestricted subsidiary by our Board of Directors.

Consolidation, Merger or Sale of Assets

The indenture provides that we may consolidate or merge with or into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

•	we will be the surviving corporation or, if not, that the successor will be a corporation that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the debt securities;

•	immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer complies with the indenture.

In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as obligor on the debt securities with the same effect as if it had been named in the indenture as obligor.

Unless otherwise disclosed in the applicable prospectus supplement, there are no other restrictive covenants contained in the Indenture. The Indenture does not contain any other provision that will restrict us from entering into one or more additional indentures providing for the issuance of debt securities or warrants, or from incurring, assuming, or becoming liable with respect to any indebtedness or other obligation, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock, or from purchasing or redeeming our capital stock.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” above will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

•	in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent registered public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Concerning our Relationship with the Trustee

We and our subsidiaries maintain ordinary banking relationships and credit facilities with Union Bank and its affiliates.

DESCRIPTION OF DEBT WARRANTS

We may issue warrants to purchase our debt securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of common or preferred stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the warrants, debt securities, common stock and preferred stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities.  We may issue the registered debt securities, warrants, and units in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the trustee, the warrant agents, the unit agents or any other agent of the Company, agent of the trustee or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus and any prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and Baker & Daniels LLP. Counsel for any underwriters, agents or dealers will be named in the accompanying prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.